SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Lucent Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LUCENT TECHNOLOGIES INC.

600 Mountain Avenue
Murray Hill, New Jersey 07974

NOTICE OF 2005 ANNUAL MEETING OF SHAREOWNERS

DATE	Wednesday, February 16, 2005

TIME	9:00 a.m. EST

PLACE	The DuPont Theatre 10th and Market Streets Wilmington, Delaware 19801

ITEMS OF BUSINESS	(1) To elect ten members of the Board of Directors for terms expiring at the annual meeting of shareowners in 2006.

(2) To amend the Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split at one of four ratios.

(3) To transact such other business, including consideration of shareowner proposals, as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Lucent common stock of record at the close of business on December 20, 2004 are entitled to vote at the meeting.

ANNUAL REPORT	The company’s 2004 annual report, which is not a part of the proxy soliciting materials, is included as part of this document.

PROXY VOTING
It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning the proxy card sent to you. Most shareowners may also vote their shares over the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

January 3, 2005	WILLIAM R. CARAPEZZI, JR. Senior Vice President, General Counsel and Secretary

TABLE OF CONTENTS

PROXY STATEMENT

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc. of proxies to be voted at our 2005 Annual Meeting of Shareowners, and at any postponement or adjournment of the meeting. In this proxy statement, Lucent Technologies Inc. is referred to as “Lucent,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise.

You are cordially invited to attend our annual meeting on February 16, 2005, beginning at 9 a.m. EST. Our annual meeting will be held at the DuPont Theatre located at 10th and Market Streets, Wilmington, Delaware 19801. Shareowners will be admitted beginning at 8 a.m. EST. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification. A map and directions to our annual meeting are on the admission ticket and at the back of this document.

You will need your admission ticket as well as a form of personal identification to enter our annual meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend our annual meeting, please retain the admission ticket. If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.

We are pleased to offer a live audio webcast of our annual meeting. If you choose to listen to the audio webcast, you may do so at the time of the meeting through the link on www.lucent.com/investor. Information on the audio webcast, other than our proxy statement and form of proxy, is not part of the proxy solicitation materials.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend our annual meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286.

Lucent’s fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2004 or fiscal 2004 refer to the 12-month period from October 1, 2003 through September 30, 2004.

We are first mailing this proxy statement and accompanying form of proxy and voting instructions on January 3, 2005 to holders of our common stock on December 20, 2004, the record date for our annual meeting.

Proxies and Voting Procedures

Your vote is important. Many shareowners cannot attend our annual meeting in person. Therefore, a large number of shareowners need to be represented by proxy. As an alternative to voting in person at the meeting, most shareowners have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The Internet and telephone voting procedures are designed to authenticate shareowners and to allow you to confirm that your instructions have been properly recorded. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareowners will close at 11:59 p.m. EST on February 15, 2005.

The method by which you vote will in no way limit your right to vote at our annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at our annual meeting.

All shares entitled to vote and represented by properly completed proxies received prior to our annual meeting, and not revoked, will be voted at our annual meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at our annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date we commenced printing this proxy statement, we did not anticipate that any other matters would be raised at our annual meeting.

IVS Associates, Inc., as the Inspector of Election appointed for the meeting, will independently tabulate affirmative and negative votes, abstentions and broker non-votes.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the annual meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

Conduct of the Meeting

To ensure that our annual meeting is conducted in an orderly fashion and that shareowners wishing to speak at the meeting have a fair opportunity to speak, we will have certain guidelines and rules for the conduct of the meeting, which we will communicate to those attending the meeting.

Shareowners Entitled to Vote

Shareowners of our common stock at the close of business on the record date are entitled to notice of, and to vote at, our annual meeting. Each common share is entitled to one vote on each matter properly brought before the meeting. On November 30, 2004, there were 4,420,635,714 shares of our common stock outstanding.

If you are a participant in the BuyDIRECTSM stock purchase plan, shares held in your BuyDIRECT account may be voted using the proxy card sent to you or, if you receive electronic delivery, in accordance with instructions you receive by e-mail. The plan’s administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using the proxy card sent to you.

If you are a participant in the Lucent Savings Plan, Lucent Long Term Savings and Security Plan, Lucent Employee Stock Purchase Plan, or Lucent Long Term Savings and Security Employee Stock Ownership Trust, you will receive either (1) one proxy card for all shares you own through these plans or (2) an e-mail with instructions on how to vote. If you receive a proxy card, it will serve as a voting instruction card for the trustee or administrator of these plans where all accounts are registered in the same name. To allow sufficient time for the respective trustee or administrator to vote your shares, the trustee or administrator must receive your voting instructions by February 10, 2005. If the trustee does not receive your instructions by that date, the trustee will vote the unvoted plan shares in the same proportion as

SM BuyDIRECT is a registered service mark of The Bank of New York.

shares for which instructions were received under each plan. If the administrator for the Lucent Employee Stock Purchase Plan does not receive your instructions by that date, the administrator will vote shares held in an Employee Stock Purchase Plan account in accordance with normal brokerage industry practices.

If you hold Lucent common stock through any other company’s stock purchase or savings plan, you will receive voting instructions from that plan’s administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the persons present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Electronic Access for Documents Filed with the SEC

This document is available on our website at www.lucent.com/investor. Most shareowners may elect to view certain shareowner communications filed with the Securities and Exchange Commission (the “SEC”) over the Internet at www.sec.gov instead of receiving paper copies in the mail. If you are a shareowner of record, you may choose this option and save the company the cost of producing and mailing these documents. You may select this option by (a) marking the appropriate box on your proxy card or (b) by following the instructions provided if you vote over the Internet. If you vote over the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going to www.lucent.com/investor and following the instructions. If you choose to view future proxy materials and our annual report over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise, and you will not have to elect Internet access each year.

If you hold your Lucent stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most shareowners who hold their Lucent stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.

Multiple Shareowners Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notify us that they wish to continue receiving individual copies. Shareowners who participate in householding will continue to receive separate proxy cards.

If you are an eligible shareowner of record receiving multiple copies of our annual report and proxy statement at your household, you can request householding by contacting our transfer agent at 1 888 LUCENT6 or write to The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you are a shareowner of record residing at an address that participates in householding and you wish to receive a separate document in the future, you may contact us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Cost of Proxy Solicitation

Lucent will pay the cost of soliciting proxies. Directors, officers and employees of the company may solicit proxies on behalf of the company in person or by telephone, facsimile or other electronic means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $20,000 plus expenses for these services.

In accordance with the regulations of the SEC and the New York Stock Exchange (the “NYSE”) we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock as of the record date.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareowner value over a sustained period of time in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote this purpose, are sound, and represent best practices. We continually review these governance practices and update them, as appropriate, based upon Delaware law (the state in which we are incorporated), rules and listing standards of the NYSE, SEC regulations as well as best practices suggested by recognized governance authorities.

Some of our significant corporate governance initiatives include:

•	Our Board has affirmatively determined that nine of our 11 directors meet the NYSE standard for independence.

•	All members of our Audit and Finance Committee, Corporate Governance and Nominating Committee, Leadership Development and Compensation Committee and Litigation Committee are independent.

•

The Board has added seven highly qualified and independent directors at the recommendation of the Corporate Governance and Nominating Committee since January 2002, when Patricia Russo became our Chief Executive Officer. Ms. Russo knew none of these new members of our Board prior to their consideration as directors.

•	Our independent directors meet at each regularly scheduled meeting without the presence of management.

•	Our internal General Auditor and our outside independent auditors meet separately in private sessions with our Audit and Finance Committee at each regularly scheduled committee meeting.

•	Our code of conduct, which we refer to as our Business Guideposts, is monitored by our Office of Business Conduct and is affirmed by our employees every two years.

•	We have online ethics and compliance certification programs for all company employees.

•	We have a conflict of interest compliance program.

•

We have an Office of Business Conduct with a hotline available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting, and auditing matters.

We have made available on our website copies of our Business Guideposts, corporate governance guidelines, code of ethics for our Chief Executive Officer and financial officers and executives, charters for the committees of our Board and other information that may be of interest to investors. Our website can be found at www.lucent.com/investor/governance.html.

In February 2003, the Board of Directors re-appointed Franklin A. Thomas as senior or lead director, a position Mr. Thomas has held since October 2000. In this capacity, Mr. Thomas has frequent contact with Ms. Russo and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Thomas meets the NYSE standard for independence.

Meeting Attendance

During fiscal 2004, the Board of Directors held eight meetings and the standing committees held a total of 20 meetings. The average attendance at the Board of Directors and committee meetings was 96.2%. The Board and committees held executive or private sessions without company management present as a regular practice.

All of our directors are strongly encouraged to attend our annual meeting of shareowners. All of our directors standing for re-election attended our 2004 annual meeting of shareowners.

Director Independence

Our Board of Directors has adopted Director Independence Standards, which can be viewed on our website at www.lucent.com/investor/governance.html. These Director Independence Standards incorporate all of the director independence standards of the NYSE. In summary, these standards require that a director be considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with the company, including any affiliation with our independent auditors. The Board has reviewed each of the directors’ relationships with the company in conjunction with the Director Independence Standards and has affirmatively determined that all of our directors, other than Patricia Russo and Henry Schacht, are independent under the Board’s Director Independence Standards and are independent directors under the NYSE corporate governance rules.

Committees of the Board of Directors

Our Board has three standing committees: (1) the Audit and Finance Committee; (2) the Corporate Governance and Nominating Committee; and (3) the Leadership Development and Compensation Committee. All of the members of our three standing committees are independent directors and are identified in the following table.

Director	Audit and Finance Committee	Corporate Governance and Nominating Committee	Leadership Development And Compensation Committee
Robert E. Denham	X (Chair)	X
Daniel S. Goldin			X
Edward E. Hagenlocker			X
Carla A. Hills		X (Chair)	X
Karl J. Krapek	X
Richard C. Levin	X
Franklin A. Thomas		X	X (Chair)
Ronald A. Williams	X
John A. Young		X	X

In fiscal 2004, the Audit and Finance Committee met nine times, the Corporate Governance and Nominating Committee met five times, and the Leadership Development and Compensation Committee met five times. Our Board also has a Litigation Committee consisting of Robert Denham and Daniel Goldin, which meets only as required and met three times in fiscal 2004. These committees are described below.

The company had a Technology Committee that reviewed with management major technological programs undertaken by Bell Labs and other research and development organizations. This committee met once during fiscal 2004. Because of the importance of technology to the company, the Board decided that all directors should be involved in overseeing the work undertaken by the Technology Committee. Accordingly, the Board dissolved the Technology Committee effective March 1, 2004, so that the entire Board would be involved in this key aspect of the company’s business.

Audit and Finance Committee

The Audit and Finance Committee is responsible for matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information which is provided to our shareowners and others, reviewing with management our system of internal controls and financial reporting process and monitoring our compliance program and system.

The Audit and Finance Committee operates pursuant to a written charter, which sets forth the functions and responsibilities of this committee. A copy of the charter can be viewed on our website at www.lucent.com/investor/governance.html. All members of this committee are independent directors under the NYSE corporate governance rules.

The Board of Directors has determined that each committee member is financially literate. In addition, the Board of Directors has determined that at least one member of the Audit and Finance Committee meets the NYSE standard of having accounting or related financial management expertise.

The Board of Directors has also determined that Robert E. Denham, the committee’s chairman, meets the SEC criteria of an “audit committee financial expert.” Mr. Denham’s extensive background and experience includes serving as the Chairman and Chief Executive Officer of Salomon Inc where Mr. Denham actively supervised the Salomon Chief Financial Officer and participated extensively in accounting, auditing, internal control and risk management issues. Since January 1, 2004, Mr. Denham has been the Chairman and President of the Financial Accounting Foundation. The Financial Accounting Foundation has oversight, funding and appointment responsibilities for the Financial Accounting Standards Board, the Governmental Accounting Standards Board and their advisory councils.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for providing oversight on a broad range of issues regarding our corporate governance practices and policies and the composition and operation of the Board. These responsibilities include reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of the company.

The Corporate Governance and Nominating Committee operates under a written charter, which sets forth the functions and responsibilities of this committee. A copy of the charter can be viewed on our website at www.lucent.com/investor/governance.html. All members of this committee are independent directors under the NYSE corporate governance rules.

Our policy and process for nominating directors are set forth beginning on page 9.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee is responsible for matters relating to the development, attraction and retention of the company’s leadership and for matters relating to the company’s compensation and benefit programs. As part of its responsibilities, this committee evaluates the performance and determines the compensation of the company’s Chief Executive Officer and approves the compensation of our senior officers.

The Leadership Development and Compensation Committee operates under a written charter, that sets forth the functions and responsibilities of this committee. A copy of the charter can be viewed on our website at www.lucent.com/investor/governance.html. All members of this committee are independent directors under the NYSE corporate governance rules.

Litigation Committee

The Litigation Committee meets as necessary to authorize, or recommend to the Board, settlement of certain litigation.

Compensation of Directors

At our 2004 annual meeting, our shareowners approved a new equity compensation plan for our non-employee directors. This new compensation plan was based on an evaluation of our then existing plan and compensation program against current and emerging competitive practices and against emerging legal and regulatory developments. Our evaluation also consisted of a review of our directors’

compensation against that of directors of other large public companies. The key features of this compensation program are outlined below.

Non-Employee Directors’ Compensation

For fiscal 2004, each non-employee director received an annual retainer of $100,000 and an annual grant of Lucent common stock having a value of $25,000. The annual retainer of $100,000 has not changed since 1998. The Chairman of the Audit and Finance Committee received an additional retainer of $25,000, and the Chairman of each of the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee received an additional retainer of $10,000. Each of the other members of the Audit and Finance Committee received an additional annual retainer of $5,000. For his services as Senior or Lead Director in fiscal 2004, Mr. Thomas received an additional $50,000. Non-employee directors must elect to receive between 50% and 100% of their retainer in Lucent common stock. Any amounts not paid in common stock are paid in cash.

The Board instituted a stock ownership policy to ensure that non-employee directors maintain equity in the company. The policy requires that each non-employee director hold 50% of all equity awards (including the mandatory stock retainer, any elective stock retainer, and the annual stock award) until the director no longer serves on our Board. This policy is subject to modification by the Board.

Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors were able to defer all or a portion of their cash and stock compensation to a deferred compensation account. Effective December 2002, however, non-employee directors can defer only the stock portion of their retainer to a deferred compensation account. Deferred Compensation Plan accounts have two components, a Lucent stock portion and a cash portion. The stock portion of a retainer can be deferred only to the Lucent stock portion of an account. The value of the Lucent stock portion of an account fluctuates based on changes in the price of Lucent common stock. Dividend equivalents, when paid, are credited on the Lucent stock portion of accounts. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal to the 10-year treasury bill rate. Interest rates for deferrals to the cash account may be further revised by the Board of Directors in the future.

All distributions from the Lucent stock portion of an account will be made in Lucent common stock. In the event of a Potential Change in Control, as defined in the Deferred Compensation Plan, the Deferred Compensation Plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company’s creditors.

Other Benefits

We maintain a general insurance policy that provides non-employee directors with travel accident insurance when on company business. Individuals who became non-employee directors before 1999 were able to purchase life insurance for which the company paid a portion of the premium. Directors participating in this program did have income imputed based on the value of the company-paid premiums. These policies were to continue after the non-employee director’s retirement from the Board of Directors. The plan design was such that the amount that the company paid on the director’s behalf in premiums for the policy was to be returned to the company at the earlier of (a) the non-employee director’s death or (b) the later of age 70 or 15 years from the policy’s inception. These types of policies are known as collateral assignment split-dollar life insurance arrangements.

Under the Sarbanes-Oxley Act of 2002 (“the Act”), it became unlawful for public companies to provide, directly or indirectly, loans to corporate directors or executive officers within the meaning of the securities laws. Most legal analysts believe that collateral assignment split-dollar arrangements for corporate directors and executive officers are no longer permitted, given this provision of the Act. Therefore, our non-employee directors were provided with two options, as described below:

•	Option one — Continue the life insurance coverage with the same death benefit. Premium payments made prior to the Act’s enactment under the collateral assignment arrangement are frozen but will partially fund the death benefit. These premiums will be returned to the company in the future, generally under the same timing noted above. Because these frozen premium payments will not provide sufficient funding to provide the same death benefit, additional premium payments will be made. However, the company will not recover these new premium payments at a future date, which is in compliance with the Act. Each director who chose this option will have a tax liability on both the frozen premium payments, as well as the new premium payments made each year.

•

Option two — Dissolve the collateral assignment arrangement before January 1, 2004. If a director chose this option, the company stopped paying premiums prior to January 1, 2004, and recovered the amount that it has paid. If this option was selected, the director owns the policy individually and directly, and the company has no further interest or involvement in the policy. Therefore, the company is in compliance with the Act.

Compensation Committee Interlocks and Insider Participation

In fiscal 2004, only independent directors served on the Leadership Development and Compensation Committee. Franklin A. Thomas was the Chairman of the committee throughout the year. The other committee members during all or part of the year were Daniel S. Goldin, Edward E. Hagenlocker, Carla A. Hills and John A. Young. No inside directors serve on this committee. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Lucent served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal 2004.

Nomination of Directors

The Corporate Governance and Nominating Committee is responsible, pursuant to its charter, for identifying individuals qualified to become Board members and for recommending nominees for the Board for election at the annual meeting of shareowners. To facilitate this process, the Board adopted, upon the recommendation of the Corporate Governance and Nominating Committee, a Director Nominating Process and Policy and Director Qualification Criteria. Both of these can be viewed on our website at www.lucent.com/investor/governance.html.

The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific, and prudent to help the Corporate Governance and Nominating Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance and Nominating Committee will take into account the Board’s current and anticipated strengths and needs, based upon the Board’s current profile and the company’s current and anticipated needs. The Committee will also seek an appropriate balance of experience or expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters, as well as diversity within the Board.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director that possess: (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board, and (10) the ability to make a long-term commitment to serve on the Board. Under its charter, the Corporate Governance and Nominating Committee will also seek to have at least one independent director who meets the definition of an audit committee financial expert under the SEC rules.

The Corporate Governance and Nominating Committee will consider director nominations made by a shareowner or other sources (including self nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareowner or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate

Governance and Nominating Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary, Room 3C-536, 600 Mountain Avenue, Murray Hill, New Jersey 07974. The submission should be received by August 31, 2005 in order to receive adequate consideration for the 2006 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

The Corporate Governance and Nominating Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the committee feels are reliable, and professional search firms. During fiscal 2004, we paid a professional search firm to help the committee identify and evaluate potential director nominees.

In addition, our by-laws permit shareowners to nominate directors at a shareowner meeting. To make a director nomination at a shareowner meeting, the shareowner must provide a notice along with additional information and materials required by our by-laws to our Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For our annual meeting in 2006, we must receive this notice on or after October 6, 2005, and on or before November 5, 2005. The nomination must be delivered to our executive offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974, Attention: Corporate Secretary. You can obtain a copy of the full text of the by-law provisions by writing to the Corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974. A copy of our by-laws was filed with the SEC as an exhibit to our report on Form 10-Q, filed May 6, 2004, and can also be viewed on our website at www.lucent.com/investor/governance.html.

Shareowner Communications with the Board of Directors

Shareowners may communicate directly with our Board, any Board committee or any director through our Corporate Secretary by writing to the following address: Board of Directors, c/o Corporate Secretary, Room 3C-536, 600 Mountain Avenue, Murray Hill, New Jersey 07974. Our Corporate Secretary will discuss with our Lead Director or the Chairman of our Audit and Finance Committee, as appropriate, all correspondence alleging misconduct or fiscal improprieties, raising issues about internal accounting controls or other accounting or audit matters, or raising concerns about other significant matters. Shareowner communications requesting information that can be shared publicly may be responded to directly by our Corporate Secretary. With respect to any other shareowner communications, the Corporate Secretary will determine if a response is appropriate and, in that case, the company may respond directly on behalf of the Board. The Corporate Secretary will periodically provide the Lead Director with information about the number and types of shareowner communications received, the number of responses sent, and the disposition, if applicable. Our policy on shareowner communications with the Board can be viewed on our website at www.lucent.com/investor/governance.html.

Employee Code of Conduct and Code of Ethics

Since our inception in 1996, we have had a code of conduct, which we refer to as our Business Guideposts. We require all employees to adhere to the Business Guideposts in addressing legal and ethical issues encountered in conducting their work. The Business Guideposts requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the company’s best interest.

We also have a Code of Ethics for the Chief Executive Officer and senior financial officers, which covers our CFO, Controller and all other financial officers and executives. This Code of Ethics supplements our Business Guideposts and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. Copies of the Business Guideposts and the Code of Ethics can be viewed on our website at www.lucent.com/investor/governance.html. We have also filed a copy of the Code of Ethics with the SEC as an exhibit to our September 30, 2003 annual report on Form 10-K.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit and Finance Committee has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year ending September 30, 2005. In making this appointment, the Audit and Finance Committee considered the performance and independence of PricewaterhouseCoopers LLP, including whether any non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining independence.

To help ensure the independence of our independent auditors, the Audit and Finance Committee has adopted a policy and procedures that set forth the manner in which the Audit and Finance Committee will review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is retained. The policy and procedures can be viewed on our website at www.lucent.com/investor/governance.html.

Pursuant to the policy and procedures, the Audit and Finance Committee pre-approves all audit services and non-audit services to be provided to the company by its independent auditors. All fees paid to PricewaterhouseCoopers in fiscal 2004 were pre-approved in accordance with this policy. Any member of the Audit and Finance Committee has the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit and Finance Committee meeting.

The Audit and Finance Committee will not approve any prohibited non-audit service, as described under the Act and SEC rules, or any non-audit service that individually or in the aggregate may impair, in the Audit and Finance Committee’s opinion, the independence of the independent auditors.

In October 2004, the Audit and Finance Committee revised the policy and procedures to limit services to be provided by the independent auditors to audit services, audit-related services, services under engagements already approved, but not yet completed, and the following tax services:

(a)	preparation and filing of tax returns for our benefit plans, trusts and the Lucent Technologies Foundation;

(b)	preparation and filing of tax returns for acquired companies during their initial year after acquisition;

(c)	support for audits on previously filed tax returns for which the independent auditors provided preparation services; and

(d)	other tax services to be provided in fiscal 2005 that are being transitioned to a new service provider.

Although the Audit and Finance Committee believes that other tax and certain other services performed by our independent auditors have not impaired their independence, the Committee revised this policy to exclude these services in the future to further assure our shareowners and other investors of our independent auditors’ independence.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by PricewaterhouseCoopers LLP

The following table summarizes fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audits of the financial statements for the years ended September 30, 2004 and 2003, and fees billed to the company by PricewaterhouseCoopers LLP for other services during fiscal 2004 and fiscal 2003:

	Worldwide Fees ($ in thousands)
Service	Fiscal 2004	Fiscal 2003
Audit Fees	$7,654	$7,903
Audit-Related Fees	$1,764	$1,897
Tax Fees	$9,018	$8,582
All Other Fees	$348	$795
Total	$18,784	$19,177

Audit Fees:  These are fees for professional services rendered for the audit of our consolidated financial statements, services related to our 1933 and 1934 Act filings with the SEC, audits of statutory accounts and regulatory filings.

Audit-Related Fees:  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The services in this category include audits of our employee benefits plans, accounting consultation and due diligence in connection with acquisitions or dispositions, planning efforts related to the review of our internal audit controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and audits of certain subsidiaries.

Tax Fees:  These are fees for preparation and review of tax returns for international subsidiaries, filings and related services for pension and employee benefits plans, expatriate tax services, and sales and use tax advisory and recovery services. The fees will be significantly reduced in the future by the revisions to our pre-approval policy described on page 11.

All Other Fees:  These fees are for assistance in executing a business continuity program and in complying with federal and state workers’ compensation self-insurance reporting requirements, and miscellaneous other services that resulted in fees of approximately $13,000.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

We, the Audit and Finance Committee of the Board of Directors, are directors who meet the New York Stock Exchange standards for independence and the company’s Director Independence Standards. Each of us also meets the Securities and Exchange Commission’s requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors.

We met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors. We also discussed with the company’s senior management and independent auditors the process used for certifications by the company’s chief executive officer and chief financial officer, which are required for certain of the company’s filings with the Securities and Exchange Commission. We met privately at our regularly scheduled committee meetings with both the independent auditors and the internal auditors, as well as with the chief financial officer and the general counsel, each of whom has unrestricted access to us.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discussed with us any issues they believe should be raised with us.

We reviewed with management and PricewaterhouseCoopers LLP, the company’s independent auditors, the company’s audited financial statements, and met separately with both management and PricewaterhouseCoopers LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and PricewaterhouseCoopers LLP has confirmed, to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We appointed PricewaterhouseCoopers LLP as the independent auditors for the company after reviewing the firm’s performance and independence from management. We received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by PricewaterhouseCoopers LLP, and discussed with the auditors their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Robert E. Denham (Chairman)
Karl J. Krapek
Richard C. Levin
Ronald A. Williams

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Ten out of eleven members of the Board of Directors are standing for re-election for a one-year term expiring at the 2006 Annual Meeting of Shareowners or until their successors have been elected and qualified, or until their death, resignation or retirement.

Our Board currently has eleven directors. John A. Young turned 72 this past year and, consistent with our age 72 retirement policy for directors, will be retiring from the Board upon the conclusion of the annual meeting. Mr. Young has been a director of the company since 1996 and we are grateful to him for his counsel and business advice over the years.

Pursuant to its authority in the company’s restated certificate of incorporation and by-laws, the Board has set the number of directors at ten, effective with the conclusion of the 2005 annual meeting. Accordingly, ten nominees for election to the Board are being recommended by the Board. These nominees are:

Robert E. Denham	Richard C. Levin
Daniel S. Goldin	Patricia F. Russo
Edward E. Hagenlocker	Henry B. Schacht
Carla A. Hills	Franklin A. Thomas
Karl J. Krapek	Ronald A. Williams

Beginning on the next page, the principal occupation and other information are set forth regarding the nominees. Information about the share ownership of the nominees can be found on page 18.

Vote Required and Recommendation of Board of Directors. Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes are not counted as votes cast for purposes of electing directors.

Your Board of Directors recommends a vote FOR the election of the above-named nominees as directors.

NOMINEES FOR TERMS EXPIRING IN 2006

Robert E. Denham, Director of Lucent since 2002.
Committees: Audit and Finance Committee (Chairman), Corporate Governance and Nominating Committee and Litigation Committee.

Partner, Munger, Tolles & Olson LLP since 1998 and from 1973–1991. Chairman and Chief Executive Officer of Salomon Inc (1992–1997). Joined Salomon in late August 1991 as General Counsel of Salomon and its subsidiary, Salomon Brothers. Chairman and President of the Financial Accounting Foundation. Director of ChevronTexaco Corp.; Fomento Economico de Mexico, S.A.; U.S. Trust Corporation; and Wesco Financial Corporation.

Age: 59

Daniel S. Goldin, Director of Lucent since 2002.
Committees: Leadership Development and Compensation Committee and Litigation Committee.

Founder and President, The Intellisis Corp. Distinguished Fellow, the Neurosciences Institute. Former NASA Administrator (1992–2001). Member of the National Academy of Engineers and a Fellow of the American Institute of Aeronautics and Astronautics. Director of CDW Corporation.

Age: 64

Edward E. Hagenlocker, Director of Lucent since 2003.
Committees: Leadership Development and Compensation Committee.

Retired Vice-Chairman, Ford Motor Company (1996–1999). Chairman, Visteon Automotive Systems (1997–1999). Director of Air Products and Chemicals, Inc.; American Standard Companies Inc.; AmerisourceBergen Corporation; and OfficeMax Incorporated.

Age: 65

NOMINEES FOR TERMS EXPIRING IN 2006

Carla A. Hills, Director of Lucent since 1996.
Committees: Corporate Governance and Nominating Committee (Chairman) and Leadership Development and Compensation Committee.

Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative (1989–1993). Director of American International Group, Inc.; ChevronTexaco Corp.; and Time Warner Inc.

Age: 71

Karl J. Krapek, Director of Lucent since 2003.
Committees: Audit and Finance Committee.

Retired President and COO of United Technologies Corporation (1982–2002). Director of United Technologies Corporation (1997–2002). Director of The Connecticut Bank and Trust Company; Delta Airlines; Prudential Financial, Inc.; and Visteon Corporation.

Age: 56

Richard C. Levin, Director of Lucent since 2003.
Committees: Audit and Finance Committee.

President, Yale University since 1993. Member of the Board of Sciences, Technology and Economic Policy at the National Academy of Arts and Sciences. Mr. Levin also serves as a trustee of the William and Flora Hewlett Foundation.

Age: 57

Patricia F. Russo, Director of Lucent since 2002.

Chairman and Chief Executive Officer (February 2003–present) and President and Chief Executive Officer (January 2002–February 2003) of Lucent. Chairman, Avaya Inc. (December 2000–January 2002). President and Chief Operating Officer of Eastman Kodak Company (April 2001–January 2002). Executive Vice President and Chief Executive Officer of Lucent Service Provider Networks Group (1999–2000) and Executive Vice President of Lucent, Corporate Operations (1996–1999). Director of Schering-Plough Corporation.

Age: 52

NOMINEES FOR TERMS EXPIRING IN 2006

Henry B. Schacht, Director of Lucent since 1996.

Chairman (October 2000-February 2003; 1996-1998) and Chief Executive Officer (October 2000–January 2002; 1996–1997) of Lucent. Senior Advisor to Lucent (February 2003–October 2003; 1998–1999). Chairman (1977–1995) and Chief Executive Officer (1973–1994) of Cummins Engine Company, Inc. Mr. Schacht is a managing director and senior advisor of Warburg Pincus LLC. Director of Alcoa Inc.; Johnson & Johnson; and The New York Times Co.

Age: 70

Franklin A. Thomas, Director of Lucent since 1996 and Lead Director since October 2000.

Committees: Leadership Development and Compensation Committee (Chairman) and Corporate Governance and Nominating Committee.

Consultant to the TFF Study Group since 1996 (a non-profit initiative assisting development in southern Africa). Retired President of The Ford Foundation (1979-1996). Chairman of the oversight board of the September 11 Fund. Director of Alcoa Inc.; Citigroup N.A.; and PepsiCo, Inc.

Age: 70

Ronald A. Williams, Director of Lucent since 2003.

Committees: Audit and Finance Committee.

President and Director of Aetna since 2002. Executive Vice President and Chief of Health Operations, Aetna Inc. (March 2001–May 2002). President, Blue Cross of California (1995–2001). Group President, Large Group Division, WellPoint Health Networks Inc., Blue Cross of California (1999–2001). Member of the Board of Trustees of The Conference Board. Member of Dean’s Advisory Council and the Corporate Visiting Committee at the Massachusetts Institute of Technology.

Age: 55

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of our common stock as of October 1, 2004 for: (a) each director and nominee for director of the company, (b) the person who in fiscal 2004 was the Chief Executive Officer of the company, (c) the four other most highly compensated executive officers named in the Summary Compensation Table on page 42, and (d) the directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

Name	Common Stock Beneficially Owned(1)(2)	Other Common Stock Equivalents(3)	Total
(a)
Robert E. Denham	75,671	87,361	163,032
Daniel S. Goldin	107,000	53,660	160,660
Edward E. Hagenlocker	5,000	48,721	53,721
Carla A. Hills	50,461	103,916	154,377
Karl J. Krapek	90,747	0	90,747
Richard C. Levin	89,428	0	89,428
Patricia F. Russo (b)	7,437,148	1,474,330	8,911,478
Henry B. Schacht	6,036,625	14,455	6,051,080
Franklin A. Thomas	103,000	140,063	243,063
Ronald A. Williams	55,000	25,373	80,373
John A. Young	27,764	100,452	128,216

(c)
Frank A. D’Amelio	3,342,707	70,882	3,413,589
James K. Brewington	2,513,577	118,626	2,632,203
Janet G. Davidson	1,679,670	113,410	1,793,080
William T. O’Shea	6,976,984	4,258	6,981,242

(d)
Directors and Executive Officers as a Group (21 persons)	30,774,635	2,514,284	33,288,919

(1)

No individual director or officer identified above beneficially owns, nor do the directors and executive officers as a group own, 1% or more of Lucent’s outstanding common stock. The company does not know of any person who beneficially owns more than 5% of the outstanding common stock.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2004, pursuant to stock options awarded under company stock plans:
Robert E. Denham — 10,671 shares
Daniel S. Goldin — 67,000 shares
Edward E. Hagenlocker — 5,000 shares
Carla A. Hills — 31,139 shares
Karl J. Krapek — 5,000 shares
Richard C. Levin — 5,000 shares
Patricia F. Russo — 6,576,125 shares
Henry B. Schacht — 4,948,611 shares
Franklin A. Thomas — 101,532 shares	Ronald A. Williams — 5,000 shares
John A. Young — 27,764 shares
Frank A. D’Amelio — 3,067,071 shares
James K. Brewington — 2,095,878 shares
Janet G. Davidson — 1,568,161 shares
William T. O’Shea — 6,202,396 shares

Directors and Executive Officers as a Group
(21 persons) — 26,774,583 shares

(3)	Includes restricted stock units and amounts held in Lucent stock accounts under the company’s Deferred Compensation Plan. The value of these accounts depends directly on the market price of shares.

PROPOSAL NO. 2 — DIRECTORS’ PROPOSAL TO AMEND THE RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
AT ONE OF FOUR RATIOS

General

We are requesting shareowner approval to grant the Board of Directors the authority to effect a reverse stock split at one of four ratios: 1-for-5; 1-for-10; 1-for-15; or 1-for-20. At our 2003 and 2004 annual meetings, shareowners approved a proposal to allow the Board of Directors, in its sole discretion, to effect a reverse stock split at any one of 4 ratios. The ratios approved by shareowners at the 2004 annual meeting were 1-for-5; 1-for-10; 1-for-20; and 1-for-30. The authority granted by shareowners to the Board of Directors at the 2004 annual meeting expires on February 16, 2005. The Board of Directors has not yet effected a reverse stock split at the time this proxy statement was printed because the Board has determined that the timing has not yet been appropriate to effect the reverse stock split in a manner that would be beneficial to the long-term value of Lucent common stock with the least amount of adverse impact on the short-term value. However, the Board of Directors still believes shareowners’ interests will be best served if the Board has the authority and flexibility to effect a reverse stock split.

Accordingly, the Board of Directors has again unanimously adopted a resolution seeking shareowner approval to amend Lucent’s Restated Certificate of Incorporation to effect a reverse stock split of Lucent common stock. If the reverse stock split is approved by the shareowners, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split based upon any of the following four ratios: 1-for-5; 1-for-10; 1-for-15; or 1-for-20. Approval of this proposal by our shareowners would give the Board of Directors authority to implement the reverse stock split at any time prior to February 16, 2006. In addition, notwithstanding approval of this proposal by the shareowners, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our shareowners.

Background

We have been a public company and have been a listed company on the New York Stock Exchange since April 3, 1996. Since January 1, 2000, we have had no fewer than 3 billion shares of common stock outstanding and currently we have approximately 4.4 billion shares outstanding. Since 2000, market prices for stocks trading in the United States markets, particularly the telecommunications industry, have generally declined. In order to reduce the number of shares of Lucent common stock outstanding and thereby attempt to proportionally raise the per share price of Lucent common stock, the Board of Directors believes that it is in the best interests of our shareowners for the Board of Directors to have authority to implement a reverse stock split.

The Board of Directors believes that it is in the interest of our shareowners and Lucent for the Board to have the authority to effect the reverse stock split in order to return our share price to a price level typical of share prices of other widely owned public companies. The Board of Directors believes that the higher share price of Lucent common stock may meet investing guidelines for certain institutional investors and investment funds. The Board of Directors also believes that our shareowners will benefit from relatively lower trading costs for a higher priced stock. Furthermore, the Board of Directors believes we will benefit from reduced costs associated with shareowner communications.

The Board of Directors has considered on different occasions whether to effect a reverse stock split and has determined that the proper time has not yet occurred. Initially, one of the considerations was to avoid possible de-listing from the NYSE because our stock price was below the NYSE minimum price of $1.00 in October 2002. With the increase in our stock price over $1.00 since November 2002 and over $2.00 since September 2003, a reverse stock split has not been necessary to avoid having our stock de-listed from the NYSE. Accordingly, the Board would implement a reverse stock split only when the Board believes that it would optimize the long-term value of our common stock and would have the least impact on the short-term value of the stock. The Board believes it can best have the opportunity to achieve this objective if the shareowners give the Board authority to effect a reverse stock split until February 2006.

The Board of Directors still believes that shareowner approval of four potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the shareowners approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the shareowners at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the four ratios set forth herein. No further action on the part of shareowners will be required to either implement or abandon the reverse stock split. If the proposal is approved by shareowners, and the Board of Directors determines to implement any of the reverse stock split ratios, Lucent would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. If the Board of Directors does not implement the reverse stock split prior to February 16, 2006, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our shareowners.

The company does not anticipate the Board of Directors exercising its existing authority to effect a reverse stock split before the 2005 annual meeting. However, should the Board of Directors effect a reverse stock split prior to the 2005 annual meeting, we would withdraw this proposal from the agenda.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Lucent common stock (the aggregate value of all Lucent common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Lucent common stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of Lucent common stock after the reverse stock split will increase in proportion to the reduction in the number of old shares of Lucent common stock outstanding before the reverse stock split. For example, based on the closing price on the NYSE of Lucent common stock on October 1, 2004 of $3.16 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of Lucent common stock would be $31.60 per share or greater.

Accordingly, the total market capitalization of Lucent common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of Lucent common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all of Lucent common stock and the ratio will be the same for all of Lucent common stock. The reverse stock split will affect all of Lucent’s shareowners uniformly and will not affect any shareowner’s percentage ownership interests in Lucent, except to the extent that the reverse stock split would otherwise result in any of Lucent’s shareowners owning a fractional share. As described below, shareowners otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareowners to the extent there are presently shareowners who would otherwise receive less than one share of Lucent common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareowner’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of Lucent common stock will not be reduced, the reverse stock split will increase the Board of Directors’ ability to issue authorized and unissued shares without further shareowner action.

The principal effect of the reverse stock split will be that:

•

the number of shares of Lucent common stock issued and outstanding will be reduced from approximately 4.4 billion shares to a range of approximately 880 million to 220 million shares, depending on the reverse stock split ratio determined by the Board of Directors;

•

the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Lucent common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•

based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Lucent common stock, which will result in approximately the same aggregate amount being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•

the number of shares reserved for issuance under the 2001 Employee Stock Purchase Plan, the 2003 Long Term Incentive Plan and the 2004 Equity Compensation Plan for Non-Employee Directors will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors; and

•

The number of shares that may be issued upon the exercise of warrants to purchase our common stock will be reduced proportionately based upon the reverse stock split ratios selected by the Board of Directors.

In addition, the reverse stock split will increase the number of shareowners who own odd lots (less than 100 shares). Shareowners who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Shareowners

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below. After the reverse stock split, you will have no further interest in Lucent with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient Lucent shares to receive at least one share in the reverse stock split and you want to continue to hold Lucent common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)

purchase a sufficient number of shares of Lucent common stock (either on the open market or through The Bank of New York’s BuyDIRECT plan) so that you hold at least an amount of shares of Lucent common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis; or

(2)

if you have Lucent common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of Lucent common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in Lucent’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where Lucent is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareowners otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on Lucent Employees and Directors of Lucent

•

If you are a Lucent employee, the number of shares reserved for issuance under Lucent’s existing stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

•

If you are a current or former employee or a director of Lucent, you may own Lucent restricted stock units or you may own Lucent common stock under the Lucent savings plans, which would all be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Shareowners

Upon a reverse stock split, we intend to treat shareowners holding Lucent common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareowners whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Lucent common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Owners of Our Convertible Securities

If you are a holder of our 7.75% Cumulative Convertible Trust Preferred Securities, 8% Redeemable Subordinated Debentures or 2.75% Series A or Series B Convertible Senior Debentures, the number of Lucent common shares into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio determined by the Board of Directors.

Effect on Registered “Book-entry” Shareowner

Our registered shareowners may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. Certain registered shareowners also may hold shares through The Bank of New York’s BuyDIRECT Plan. These shareowners will not have stock certificates evidencing their ownership of Lucent common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•

If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

•

Some of our registered shareowners hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•

No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareowners.”

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

SHAREOWNERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of Lucent common stock and outstanding rights to acquire Lucent common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Lucent common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Lucent common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of October 1, 2004, we had 10 billion shares of authorized common stock and approximately 4.4 billion shares of common stock issued and outstanding. We will continue to have 250,000,000 authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Lucent common stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of Lucent common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Lucent common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Lucent common stock will be restated because there will be fewer shares of Lucent’s common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Lucent with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Lucent’s shares of common stock or obtain control of Lucent, nor is it part of a plan by management to recommend to the Board and shareowners a series of amendments to our Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Lucent.

Procedure for Effecting Reverse Stock Split

If the shareowners approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to February 16, 2006, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our shareowners are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareowners with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareowner may vary depending upon the particular facts and circumstances of such shareowner. Each shareowner is urged to consult with such shareowner’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareowner that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareowner upon such shareowner’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareowner’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, shareowners who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareowner’s holding period for the post-reverse stock split shares will include the period during which the shareowner held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Lucent common stock by a United States holder of Lucent common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREOWNER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required and Recommendation of Board of Directors. The affirmative vote of a majority of all outstanding shares of Lucent common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention will have the effect of a vote against the proposal. If the NYSE considers this to be a routine proposal, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner. The NYSE has considered our proposals for a reverse stock split at the 2003 and 2004 annual meetings to be routine, and we expect that this proposal will also be considered routine by the NYSE.

Your Board of Directors recommends a vote “FOR” the proposal to amend the Restated Certificate of Incorporation of Lucent to effect a reverse stock split at one of the following four ratios: 1-for-5; 1-for-10; 1-for-15; or 1-for-20.

SHAREOWNER PROPOSALS

PROPOSAL NO. 3 — SHAREOWNER PROPOSAL REGARDING PUBLICATION
OF POLITICAL ACTION CONTRIBUTIONS

Evelyn Y. Davis, with an office at the Watergate Office building, 2600 Virginia Avenue N.W., Washington, D.C., owner of 2,000 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

RESOLVED: “That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“If you AGREE, please mark your proxy FOR this resolution.”

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

Under applicable law, we cannot make corporate contributions to federal candidates. We do make occasional contributions to state and local candidates where permitted by law. In addition, some of our employees, on a voluntary basis, contribute to an employee political action committee, as do employees at many other companies. In each instance, our employee political action committee and the company fully comply with all applicable reporting and public disclosure requirements. We do participate in business-oriented political, trade and civic associations, which make their positions known on legislation that is significant to our business. The Board of Directors believes that these are important efforts that should not be hindered by special disclosure rules which are not required by any federal, state or local regulatory authority.

Because we are committed to complying with applicable campaign finance laws, including all reporting requirements, we do not believe the report requested in this proposal is necessary and therefore we recommend a vote against the proposal. Furthermore, much of the information requested by the proponent can be obtained through existing sources. For example, all reports filed with the Federal Election Commission are available to the public. Accordingly, some shareowners who are interested in reviewing our corporate political expenditures and the expenditures of our employee political action committee may already have access to this information.

Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowners proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

PROPOSAL NO. 4 — SHAREOWNER PROPOSAL REGARDING
PERFORMANCE-BASED COMPENSATION AWARDS

Joanne M. Raschke, 231 Pinetuck Lane, Winston-Salem, North Carolina, who owns 5,000 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:

Resolved, that the shareholders of Lucent Technologies, Inc. request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (e.g., stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareholders.

“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;

(b)	Premium-priced stock options, the exercise price of which is above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period (e.g., 120 days).

Supporting Statement

We believe that a greater reliance on performance-based equity grants is particularly warranted at Lucent at this time. As Forbes opined, in an article headlined “Lucent Throws A Pay Party” (May 6, 2004), the compensation of Lucent’s senior executives appear to be completely disconnected from returns to shareholders.

For example, Forbes reported that during her first two years as CEO, Patricia Russo received compensation valued at over $40 million (including 7.9 million standard options) — yet Lucent’s share price dropped 40% during those two years, shedding $10 billion in market value. During the five-year period through fiscal 2003, Lucent’s stock declined 92%.

In fiscal 2003, Lucent reported a net loss of $1.2 billion on sales of $8.5 billion. The Board’s response? It awarded the top five senior executives 9.3 million standard stock options in 2003 — at an exercise price equal to the market price.

The Forbes article noted that while Lucent was expected to report a net profit in fiscal 2004, “there’s a catch: The profit is being delivered by an accounting credit from a pension fund surplus, without which Lucent would post a net loss of several hundred million dollars.”

As long-term shareholders, we support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareholder value. We believe that Lucent is the classic case of a company that awards an unnecessarily large quantity of standard stock options that can yield windfalls for executives who are merely lucky enough to hold them during a bull market. Moreover, because Lucent’s Board does not seek shareholder approval for stock-based incentive plans for senior executives, the Company loses the tax deductibility of executive compensation exceeding $1 million.

Many leading investors and experts, including Warren Buffett and Alan Greenspan, criticize standard options as inappropriately rewarding mediocre performance. Mr. Buffett has characterized standard stock options as “really a royalty on the passage of time” and has spoken in favor of indexed options.

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

Please VOTE FOR this proposal.

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

We believe our current long-term incentive approach is effectively aligning participants’ interests with those of Lucent’s shareholders, as the discussion that follows illustrates. Also, the proposal cites a set of supporting points that the company believes are incomplete and require clarification.

We agree that compensation programs should be designed to motivate participants to create value for Lucent’s shareowners over the long-term. However, there is no evidence that suggests the best or only way to do this is by providing the types of equity-based grants cited in the proposal. The use of these types of equity programs is not prevalent market practice generally, or used by our direct competitors.

As described more fully in the Leadership Development and Compensation Committee’s report commencing on page 37, Lucent’s compensation program includes two forms of long-term incentives — stock options and a three-year performance award. The size and frequency of grants under both programs is based on each employee’s demonstrated level of performance over time. The value of stock option grants is directly linked to our stock price and the value of awards paid out under the three year performance plan is based on results against specific performance metrics which, when achieved, will serve to enhance Lucent’s stock price over time.

Lucent’s current long-term incentive program was adopted about two years ago and was developed based on extensive review of current and emerging best practice and in consultation with the Committee’s independent consultant. Further, the Committee regularly reviews the competitiveness and effectiveness of our compensation programs. Additionally, these long-term grants have been awarded to senior executives under shareholder approved plans and are, therefore, tax deductible.

We believe stock option grants are inherently performance-based as they provide no value to a recipient until the vesting requirements have been met and, subsequently, the trading price of the company’s stock exceeds the price at which the options were granted. The option grants we awarded in recent years vest ratably over a four-year period from the date of grant, and expire seven years from the date of grant. For grants made in December 2002 and 2003 to officers, the net shares obtained upon exercise of the option must be held for one year before they can be sold. Therefore, for any value to be derived from an option grant, Lucent’s performance needs to be at a level that, in comparison to the industry and the overall stock market, continues to drive increased stock price performance and shareowner value over a multi-year period. If the price of the stock does not exceed the grant price before the option’s term expires, the option ends up worthless.

Since returning to Lucent as CEO in January 2002, Ms. Russo has received stock option grants covering about 14.2 million shares. A portion of these shares were awarded to replace compensation she forfeited upon leaving her former employer and the remainder to provide her with an incentive to drive performance that will increase shareholder value over the long-term. Various publications have suggested Ms. Russo has realized significant value from these grants, such as the Forbes article referenced in the proposal that estimated her compensation for her first two years as CEO to be valued at approximately $40 million. However, approximately $23 million of this $40 million is related to options that have an exercise price of $6.26 per share, and therefore cannot be exercised at a profit unless the price of Lucent stock exceeds the $6.26 exercise price prior to their expiration. In addition, as shown on the table on page 44, the total value of all of Ms. Russo’s stock option grants, assuming exercise, as of September 30, 2004 was $4,375,000, of which only $1,093,750 related to vested options and the remaining $3,281,250 related to unvested option grants. The value Ms. Russo ultimately receives from all of her option grants will depend upon the future price of Lucent’s stock at the time she exercises the options. Accordingly, it is premature to imply that Ms. Russo has realized compensation approximating the levels cited in the Forbes article during her first two years as Lucent’s CEO.

We believe the above demonstrates that Ms. Russo’s compensation is aligned with shareowners’ interests. Since Ms. Russo’s return to Lucent, the telecommunications industry suffered a significant decline across the industry that impacted Lucent and its competitors alike. Lucent’s revenues declined from $21.3 billion in fiscal 2001, to $12.3 billion in fiscal 2002 and then to $8.5 billion in fiscal 2003. As the company’s revenues declined, so did Lucent’s stock price, and as shareowners lost value, so did Ms. Russo. Ms. Russo can recover this value only if the value of the company, and therefore the value for shareowners, increases.

For the reasons cited above, we believe adoption of this proposal is unnecessary as our current long-term programs align employees’ interests with those of Lucent’s shareholders and have focused them on driving the company’s performance over the long term. We recommend a vote against the proposal.

Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowners proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

PROPOSAL NO. 5 — SHAREOWNER PROPOSAL TO AMEND COMPANY’S
AUDIT SERVICES PRE-APPROVAL POLICY

James E. Stickel, 8385 SE 173rd Hendricks Lane, The Villages, Florida, who owns 4,644 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:

RESOLVED, that the shareholders of Lucent Technologies request the Board of Directors and its Audit Committee to amend the Company’s audit services pre-approval policy such that the public accounting firm retained to audit the Company’s financial statements will perform only “audit” and “audit-related” work, and not perform services generating “tax fees” or “all other fees,” as categorized under Securities and Exchange Commission (SEC) rules, including pension and benefit plan consulting and compliance services.

SUPPORTING STATEMENT

Auditor independence has been an issue of widespread concern since accounting scandals and earnings management abuses wiped away billions in shareowner equity at Enron, Lucent, Cendant and Qwest. Both Congress and the SEC have taken important steps to protect the integrity of the audit process — but we also believe more needs to be done, at Lucent in particular.

Last May, in a final judgment related to accounting fraud, the SEC imposed a $25 million fine on the Company, the largest fine the agency had ever imposed. Last year courts approved $517 million to plaintiffs suing Lucent for financial improprieties, the second largest securities class action settlement ever, according to Directorship (“Aggressive Accounting Behavior Comes with a Price,” May 2004). The American Institute of Certified Public Accountants (AICPA) actually offered a training course entitled “Lucent Technologies: A Study in Fraud and Earnings Management.”

Last year Lucent’s Audit Committee adopted a policy barring the Company’s auditor from performing nine categories of non-audit services, as required by the Sarbanes-Oxley Act. The Audit Committee also exercised its discretion to pre-approve other non-audit services, including non-U.S. income tax compliance and pension plan consulting and compliance services.

This resolution requests that the Audit Committee go further than the law requires and separate the audit of the Company’s books from tax- and consulting-related services. We specifically include pension and benefit trust services because of the unusually large impact the pension trust — which manages assets valued at more than double Lucent’s market capitalization — has on Lucent’s finances. For example, an article on earnings management abuse in the CPA Journal notes that “Lucent manipulated its pension reserves and significantly inflated earnings by changing its accounting policies” (“Abusive Earnings Management and Early Warning Signs,” 2002).

The dramatic impact of pension accounting credits on Lucent’s reported earnings is well documented. For example, last March The Wall Street Journal explained “the benefit plans — thanks to accounting rules — have fed Lucent hundreds of millions of dollars of income. And through a separate accounting maneuver, the cuts that Lucent made in the benefit plans last fall will contribute hundreds of millions of dollars more in income over future years.”

In May, Forbes reported that “[t]his year Lucent is expected to report a net profit, but there’s a catch: The profit is being delivered by an accounting credit from a pension fund surplus, without which Lucent would post a net loss of several hundred million dollars.”

We believe limiting the auditor to audit-related services would increase market confidence in Lucent’s financial reporting.

We urge your VOTE FOR this proposal.

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

The Audit and Finance Committee, which consists solely of independent directors, has the authority and responsibility for engaging, evaluating and approving the fees of our independent auditors. In discharging this responsibility, the committee is very focused on the independence of our external auditors, PricewaterhouseCoopers LLP. The committee has adopted a very comprehensive audit and non-audit service pre-approval policy to help ensure the independence of PricewaterhouseCoopers from management and the company.

In February 2002, prior to the passage of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), we adopted a policy prohibiting the use of our independent auditors for any new consulting services. In October 2003, our Audit and Finance Committee adopted an audit and non-audit services pre-approval policy that required pre-approval by the committee of any services to be performed by the independent auditors. The policy specifically prohibits the use of our independent auditors for services the auditors are prohibited from performing under Sarbanes-Oxley and SEC rules. Our policy required that we obtain from the Audit and Finance Committee pre-approval specifically for any services that were not audit, audit-related, and certain tax services that our independent auditors had traditionally performed. Sarbanes-Oxley and the SEC rules do permit the engagement of independent auditors to perform certain types of tax services as well as certain other services.

The Audit and Finance Committee believes all of these tax and other services have not impaired and do not impair PricewaterhouseCoopers’ independence. However, in response to concerns by investors regarding auditor independence, the Audit and Finance Committee decided to limit the services to be performed by our independent auditors. Effective October 1, 2004, the Audit and Finance Committee revised the audit and non-audit services pre-approval policy to limit the services that may be performed by our independent auditors to audit services, audit-related services, and limited tax services consisting of preparation and filing of tax returns for the company’s benefit plans and trusts, the Lucent Technologies Foundation, and acquired companies, but only during their initial year after acquisition, and support for audits of tax returns for which the independent auditors provided preparation services. The economic efficiencies present with PricewaterhouseCoopers providing these tax services and the limited scope justifies the continued use of PricewaterhouseCoopers to provide these services.

In the near-term, PricewaterhouseCoopers will also be performing other tax services, but only through fiscal 2005, as we are in the process of transitioning these tax services to another service provider, a transition we started in the early part of fiscal 2004. We are also permitting PricewaterhouseCoopers to complete engagements approved prior to October 1, 2004, but these engagements are not material in scope or amount and should all be completed before the end of fiscal 2005.

The shareowner proposal cites concerns about managing earnings through pension reserves. Our pension accounting is in conformity with generally accepted accounting principles and is audited by our independent auditors, PricewaterhouseCoopers. Furthermore, our SEC filings and annual report contain robust disclosures about our pension accounting, including some of the more significant accounting estimates and assumptions that impact our pension accounting. We believe the actions taken by the Audit and Finance Committee described above should warrant even greater comfort as to the independence of PricewaterhouseCoopers with respect to its audit of our financial statements, including our pension accounting and the related estimates and assumptions.

As a result of the changes made by the Audit and Finance Committee in the pre-approval policy, PricewaterhouseCoopers will only perform audit services, audit-related services, and very limited tax services. Accordingly, we believe that the Audit and Finance Committee has substantially implemented the proposal and achieved the proponent’s objective. Therefore, adoption of this proposal is not necessary.

Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

PROPOSAL NO. 6 – SHAREOWNER PROPOSAL TO REQUIRE SHAREOWNER APPROVAL OF FUTURE GOLDEN PARACHUTES

Walter J. Ehmer, 1785 Brandon Hall Drive, Atlanta, Georgia, who owns 1,380 shares of the company’s common stock, proposes the adoption of the following shareowner proposal:

RESOLVED, pursuant to Article VIII, Section 8.1 of the Bylaws of Lucent Technologies Inc., the shareholders hereby amend the Bylaws to add the following Section 6.7 to Article VI:

Shareholder Approval of Certain Executive Severance Agreements — The Board of Directors shall seek shareholder ratification of severance agreements with senior executive officers that provide benefits with a total present value exceeding 2.99 times the sum of the executive’s base salary plus target bonus. “Benefits” include the present value, as of the effective date, of all post-termination payments (in cash or in kind) not earned or vested prior to termination, including any lump sum payments, fringe benefits, perquisites, consulting fees, or the accelerated vesting of equity grants. If the Board determines it is not practicable to obtain shareholder approval in advance, the Board may seek approval after the material terms have been agreed upon. This section shall take effect upon adoption and apply only to agreements adopted, extended or modified after that date.

SUPPORTING STATEMENT

At last year’s Annual Meeting shareholders approved an advisory version of this proposal, with support from 65% of shares voted. Subsequently, Lucent announced a policy agreeing to seek shareholder approval for certain future severance agreements.

We believe the Company’s policy falls short of the standard endorsed by shareholders. First, Lucent explicitly reserved the right to modify the policy at any time. More critically, by counting only the multiple of salary and bonus toward the 2.99 threshold for shareholder approval, it reflects only a portion of the true cost of golden parachutes. This resolution ensures that the total cost — including perks, “consulting” payments and the vesting of contingent equity grants — determines whether shareholders vote on the agreement.

Lucent’s severance agreements are unjustifiably costly in our view. Even if there is no change in control, CEO Russo’s severance package has a present value well in excess of $10 million. If Russo resigns “with good reason,” or is terminated “without cause,” she is eligible for a $6 million lump sum payment (two years salary plus target bonus), continued benefit coverage, a minimum annual pension payment of $740,000 for life, plus the immediate vesting of 550,000 restricted shares and of options on an additional 1.22 million shares.

In the event of a change in control, Russo can resign and receive even more generous compensation (including “gross-up payments” to offset IRS excise taxes). We are concerned the cost of golden parachutes will reduce the value ultimately received by shareholders. Moreover, we believe golden parachutes tend to reward the very underperformance that can precipitate a change in control and are unnecessary given Lucent’s high levels of executive compensation.

We believe the ratification process will provide valuable feedback. Indeed, the knowledge that shareholders will be scrutinizing and voting on these agreements may encourage restraint and strengthen the hand of the Board’s compensation committee.

We also believe these multi-million dollar parachutes are inappropriate at a time Lucent is cutting the health benefits of other retirees with decades of loyal service.

Please VOTE FOR this resolution.

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

We acknowledge that a similar shareowner proposal received a majority of the votes cast at the 2004 annual shareowners meeting. In response to that proposal, the Leadership Development and Compensation Committee of the Board of Directors did what shareowners asked — it adopted a policy in April 2004 that the company believes implements the proposal the shareowners approved at the 2004 meeting. The policy requires that the company obtain shareowner approval before entering into an employment or severance agreement with an executive officer that provides severance benefits (as defined in the policy) that exceeds 2.99 times the executive officer’s annual salary and bonus. Importantly, the Leadership Development and Compensation Committee retained a more restrictive existing policy it adopted in October 2003 that generally limits the amount of severance arrangements entered into after October 2003 for any officer to one times salary and annual bonus. The policy adopted by the committee in April 2004 is attached as Exhibit B to this proxy statement and can be viewed on our website at www.lucent.com/investor/governance.html.

One concern the proponent raises is that we have the right to modify the policy. Therefore, the proposal requests approval of an amendment to the company’s by-laws to require shareowner approval of senior executive severance arrangements that exceed 2.99 times annual salary and bonus. It is true that the policy can be modified. However, we believe good corporate governance requires that directors maintain this discretion so they can exercise their fiduciary duties to take action in the best interest of the company. Furthermore, the policy, including the committee’s reservation of rights to modify the policy, is consistent with similar policies adopted at many other companies and we believe meets the stated purpose of the shareowner proposal that received majority approval at the 2004 annual meeting. In addition, any decision to modify the policy would be made by the Leadership Development and Compensation Committee, a committee consisting solely of independent directors and having the responsibility and authority to approve executive compensation. That decision would not be made by management or by “inside” or non-independent directors.

Furthermore, our restated certificate of incorporation and by-laws provide that a majority of the Board of Directors has the right to amend the by-laws. Accordingly, should the shareowners adopt the proposed by-law amendment, we believe that, under existing Delaware law, the Board would have the authority to amend the by-law, just as the Leadership Development and Compensation Committee has the right to amend the policies it has adopted regarding executive officer severance.

Another concern expressed by the proponent is that large severance benefits are not appropriate while retiree benefits are reduced. We believe the costs for these arrangements are necessary to attract and retain talented leaders for our business. They are also structured consistent with comparable market data points. Furthermore, many of the severance costs referred to above in Ms. Russo’s employment contract were provided to compensate Ms. Russo for benefits and compensation she forfeited by leaving her prior position at Eastman Kodak to accept the position as our President and CEO in January 2002. In addition, Ms. Russo cannot unilaterally trigger her severance benefits, as these become available to her only upon specific circumstances, such as a material diminution of her duties (before or after a change in control) or the termination of her employment by the company without cause.

We believe that, with adoption of the policy described above, there is no need for the proposed by-law amendment.

Vote Required and Recommendation of Board of Directors. The affirmative vote of a majority of all outstanding shares of Lucent common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention or a broker non-vote will have the effect of a vote against the proposal.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

SUBMISSION OF SHAREOWNER PROPOSALS

Shareowners may submit proposals on matters appropriate for shareowner action at meetings of Lucent’s shareowners in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareowner wants us to include such a proposal in our proxy statement for presentation at our 2006 Annual Meeting of Shareowners, the proposal must be received by our Corporate Secretary, at 600 Mountain Avenue, Murray Hill, New Jersey 07974, no later than September 6, 2005, and all applicable requirements of Rule 14a-8 must be satisfied. For a shareowner to be eligible to submit a proposal for inclusion in our proxy statement, Rule 14a-8 currently requires that (1) the shareowner making the proposal is the record or beneficial owner of at least $2,000 in market value of our common stock, (2) the common stock is held by the shareowner for at least one year at the time the proposal is submitted, (3) the shareowner will continue to own such stock through the date on which we hold the annual meeting and (4) the proposal is presented at the annual meeting either by the shareowner or by his or her representative. We are not required to include any proposal received after September 6, 2005 in our proxy materials for the 2006 annual meeting.

A shareowner may also nominate directors or have other business brought before the 2006 annual meeting by submitting the nomination or proposal to us on or after October 6, 2005, and on or before November 5, 2005, in accordance with our by-laws. The nomination or proposal must be delivered to our executive offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974, to the attention of our Corporate Secretary and meet all the requirements of our by-laws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Lucent stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2004 were timely met except that James Brewington and Jose Mejia each had one delinquent filing because the Form 3 for their holdings did not include all of their respective holdings at the time they became subject to Section 16 reporting.

PERFORMANCE GRAPHS

The following graph provides an indicator of cumulative total shareowner returns for Lucent common stock over Lucent’s past 5 fiscal years as compared with the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index weighted by market value at each measurement point.

This graph covers the period of time from September 30, 1999, through the end of fiscal 2004.

	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04
Lucent Technologies	$100.00	$47.09	$9.42	$1.54	$4.37	$6.41
S&P 500 Index	$100.00	$113.25	$83.16	$66.17	$82.29	$93.67
S&P 500 Communications Equipment GICS Sub Industry Index	$100.00	$111.65	$22.48	$9.72	$15.69	$18.09
S&P 500 Telecom Equipment Index	$100.00	$111.65	$22.48	$9.72	$—	$—

Notes:

(1)

Assumes $100 invested on September 30, 1999 in Lucent common stock, the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index, with the reinvestment of all dividends, including the company’s distribution to shareowners of Avaya Inc. common stock on September 30, 2000 and Agere Systems Inc. common stock on June 1, 2002. For the purpose of this chart, the Avaya Inc. and Agere Systems Inc. distributions are each treated as a non-taxable cash dividend that would have been converted to additional Lucent shares at the close of business on September 30, 2000 for Avaya Inc. and on June 1, 2002 for Agere Systems Inc.

(2)

The S&P 500 Communications Equipment GICS (Global Industry Classification Standard) Sub Industry Index replaced the S&P 500 Telecom Equipment Index in 2003. These two indices had identical performances from September 30, 1999 until the S&P 500 Telecom Equipment Index was discontinued at the end of 2002.

(3)	Shareowner returns over the indicated period shown in the graph above should not be considered indicative of future shareowner returns.

The following graph provides an indicator of cumulative total shareowner returns for Lucent common stock over Lucent’s past 2 fiscal years as compared with the S&P 500 Index and the S&P 500 Communications Equipment GICS Sub Industry Index weighted by market value at each measurement point. This period was selected because during fiscal 2003, the telecommunications industry started to stabilize after several years of decline, and Lucent started to realize the benefits of its extensive restructuring that commenced in fiscal 2001 and continued throughout fiscal 2002.

	9/30/2002	9/30/2003	9/30/2004
Lucent Technologies Inc.	$100.00	$283.77	$416.23
S&P 500 Index	$100.00	$124.38	$141.57
S&P 500 Communications Equipment GICS Sub Industry Index	$100.00	$161.45	$186.12

(1)	Assumes $100 invested on September 30, 2002 in Lucent common stock, the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index, with the reinvestment of all dividends.

(2)	Shareowner returns over the indicated period shown in the graph above should not be considered indicative of future shareowner returns.

EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION BY THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Our report covers the following topics:

•	Role of the Leadership Development and Compensation Committee
•	Executive Compensation Guiding Principles
•	Components of Our Compensation Program
•	Compensation of the Chairman and Chief Executive Officer

Role of the Leadership Development and Compensation Committee

Our committee has two primary responsibilities. First, we review the leadership development process and advise the Board on executive succession planning. Second, we set the company’s compensation principles that serve to guide the design of compensation plans and programs applicable to employees at all levels of the organization. In discharging our role, we annually benchmark the ongoing competitiveness of the company’s compensation programs in order to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior leadership team and establish individual compensation levels for each member, having considered the advice of the committee’s independent, outside consultant in determining whether the amounts and types of compensation the company pays its senior leaders are appropriate. The committee also reviews input from other outside consultants and legal advisors from time to time. The committee is composed entirely of independent, non-employee members of the Board of Directors. No former employees of the company serve on the committee.

Executive Compensation Guiding Principles

The goal of the company’s compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to design and deliver innovative products, services and solutions to its customers. As such, the following principles guide the design and administration of the company’s compensation program:

•	Compensation is related to performance

We believe that an employee’s compensation should be tied not just to how the individual employee performs, but also to how well both the employee’s team and the company perform against both financial and non-financial goals and objectives. When the company’s performance is better than the objectives set for the performance period, employees should be paid more, and when the company’s performance does not meet one or more of the key objectives, any incentive award payment is at the committee’s discretion.

•	Incentive compensation is a greater part of total compensation for more senior positions

The proportion of an employee’s total compensation that varies with individual, team and company performance objectives should increase as the scope and level of the individual’s business responsibilities increase. For example, under the total compensation structure established for the Chairman and Chief Executive Officer (“CEO”), 90% is at risk and payable based on the achievement of annual and long-term performance goals. The portion of total compensation that could be earned by all other officers of the company that is at risk and payable based on annual and long-term performance goals ranges from 80% to 65%.

•	Incentive compensation balances short- and long-term performance

Through the design of the company’s compensation program, we look to balance the focus of all employees on achieving strong short-term, or annual, results in a manner that will ensure the company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, the company’s employees are regularly provided with both annual and long-term incentives. Participation in the long-term incentive programs increases at higher levels of responsibility as employees in these leadership roles have the greatest influence on the company’s strategic direction and results over time.

•	Lucent employees are provided with opportunities to own Lucent stock

The company provides employees at all levels with various ways to become shareowners. Over time, the company has made stock option grants to broad segments of employees and, through the current stock option program, provides for discretionary stock option grants to employees worldwide. In addition, the company offers other programs that are intended to facilitate stock ownership among employees. These programs include a stock purchase plan that enables employees globally to purchase Lucent stock at a discount through payroll deductions, and 401(k) savings plans that allow U.S. employees to invest, on a voluntary basis, in company stock. The company’s goal in providing these opportunities is to align the interests of each employee with the interests of Lucent’s shareowners. Officers of the company (approximately the top 30 leaders) have stock ownership guidelines which are discussed in further detail on page 40.

•	Compensation levels are competitive

We review compensation survey data from several independent sources to ensure that Lucent’s total compensation program is competitive. The survey data used covers companies with whom the company competes for executive talent. We target total executive compensation, reflecting the individual’s maturity and expertise in the role, to deliver pay levels at or above the median of a comparison group of technology and other select large, global, public companies when the company achieves or exceeds a set of aggressive and challenging goals and objectives. This comparison group is used because the company’s competitors for executive talent include companies beyond Lucent’s direct industry competitors since Lucent generally recruits individuals with skills and experiences from a varied set of backgrounds. The firms Lucent competes with in the marketplace are included in the indices used to compare shareowner returns (see Performance Graphs, page 35).

•	We seek to maximize the tax deductibility of compensation

Our goal is to have most of the compensation paid to the company’s Chairman and Chief Executive Officer and four other most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The company’s compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that the company pays cannot be deducted. Under the Code, the compensation paid to executive officers that cannot be deducted includes salary, the value of perquisites and restricted stock unit awards that do not include additional performance measures to the extent that the value of these compensation components exceeds $1 million. Based on the complexity of Lucent’s business, the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate and competitive to provide that compensation, even though it is not fully tax-deductible.

Components of Our Compensation Program

The three primary components of the company’s executive compensation program are: Base Salary, Annual Incentives and Long Term Incentives.

•	Base Salary

Base salaries for all employees, including those in senior leadership roles, are set at levels that are competitive with similar positions at other comparable companies. While the company conducts surveys annually and typically provides an annual increase budget, salaries for those at more senior levels are generally adjusted less frequently. Adjustments at the senior leadership level are made to recognize significant expansion of an individual’s role, outstanding individual performance, or if the surveys show a significant deviation versus market.

•	Annual Incentives

We design the annual component of incentive compensation to align pay with the annual performance of the company. At the start of each fiscal year, we establish the key performance measures we believe require the special focus of our leadership, as well as employees generally, to move the business forward and create value for our shareowners. We then define a funding range around these key measures that will determine whether, and at what level, annual incentive funding will be available.

When funding is available, the payment of awards to eligible employees is based on their individual performance, as well as that of the overall Lucent team. We evaluate each senior leader’s individual performance at the end of the year, including the leader’s results against his or her objectives. These objectives include financial targets and other important goals such as customer satisfaction, employee engagement, operational performance and shareowner value creation. In addition, we assess each leader in terms of leadership and managerial ability, business knowledge, execution of Lucent’s business plan and overall business strategy, and adherence to our values.

In 2004, the basis for annual incentive funding was the achievement of a range of operating income objectives. For each of the last three years, we have set higher operating income goals and the company achieved higher operating income performance than the previous year. Lucent’s 2004 results were at the high end of the operating income performance range established at the beginning of the year. The company also achieved full year profitability for the first time in four years and far exceeded its business plan on several key financial dimensions, such as revenue, gross margin and cash flow from operations. We acknowledged the hard work and strong performance of Lucent employees that produced these results by setting incentive award funding well above target levels. Importantly, this strong performance followed four difficult years during which annual incentive funding averaged less than 40% of target on an annual basis and, for those in more senior roles, included three years of no annual incentive award funding.

•	Long Term Incentives

The long-term incentive component of the company’s executive total compensation program is provided in two forms, stock option grants and a three-year performance award. We generally make grants of stock options to eligible employees, including senior leaders, once a year, typically in December. These annual grants have an exercise price equal to the fair market value of a share of Lucent stock on the date that we grant the options. The option grants generally vest within four years and expire seven years from the date of the grant. Target grant guidelines are developed based on benchmarking of market compensation and on the company’s own internal compensation philosophy and the mix of stock options and other long-term incentives. Overall, approximately half of Lucent’s officers’ long-term compensation is provided in the form of stock options, and half in the form of three-year performance awards. Actual grants awarded are based on an assessment of the individual’s performance over the course of the prior year, as well as an assessment of the individual’s potential for future contributions and achievements.

In addition to stock options, employees in key leadership positions (approximately 1,100 employees) also participate in a performance award program under which they may earn a cash payment for the annual achievement of a performance objective(s) over a three-year period. This plan focuses the leadership team on driving results critical to the continued strengthening of business performance over time. For 2004, the basis for funding the three-year performance award was the same range of operating income objectives used to determine funding under the company’s annual incentive plan. The company’s strong performance for 2004 resulted in award funding well above target levels.

The plan was modified for the company’s officers effective with the three-year performance cycle beginning in fiscal 2005 to provide payment of earned awards in restricted stock units rather than in cash. The restricted stock units will have a one-year vesting period, and then officers will be required to hold the net shares they receive upon vesting after taxes for an additional year. This change was introduced to provide officers with a greater personal stake in the long-term success of the business by ensuring that half of their equity compensation is tied to performance measures in addition to stock price, thereby, increasing the alignment of their interests with those of Lucent’s shareowners. Because restricted stock unit awards granted under this program are based on the achievement of corporate performance objectives, they are treated as deductible for tax purposes under Section 162(m) of the Internal Revenue Code.

The Chairman and Chief Executive Officer has elected to convert her 2004 awards under the 2003 to 2005 and 2004 to 2006 performance cycles and her potential 2005 award under the 2004 to 2006 performance cycle from payment in cash to payment in the form of restricted stock units. This is described in further detail in the section “Compensation of the Chairman and Chief Executive Officer.”

•	Stock Ownership Guidelines

For any stock option grants awarded from December 2002 through the end of fiscal 2004, officers are required to retain shares of Lucent stock for one year following the exercise of an option grant equivalent to 100% of the net gain on the stock option exercise. This requirement will not apply to any stock options granted in fiscal 2005. Beginning in fiscal 2005 officers are required to retain for one year the net shares resulting from the vesting of restricted stock units awarded through the three-year performance award, as described above.

Compensation of the Chairman and Chief Executive Officer

Fiscal 2004 was a year of outstanding progress and strong accomplishments across a number of critical fundamentals, building a strong foundation for Lucent’s continued success. Under Ms. Russo’s leadership, Lucent achieved full year profitability for fiscal 2004, the first time in four years, and far exceeded its business plan on several key dimensions. Year over year revenue improved 7 percent, gross margin improved 11 percentage points, cash flow from operating activities improved by more than $1 billion, the company far exceeded its operating income target, the company’s market value grew by 55%, and credit ratings were upgraded. Through Ms. Russo’s leadership, Lucent is positioned to be the industry’s thought leader in next-generation convergence, with the company growing or maintaining share during 2004 in a number of key product segments that should enable further growth and expansion at or above the overall market rate over the next few years. In addition, Lucent improved customer satisfaction results for the year, achieved increased employee engagement results in several key areas, and strengthened the leadership team through strategic hiring and various management development initiatives.

•	2004 Pay Actions

Ms. Russo is paid an annual base salary of $1,200,000. This is the same rate that has been in effect since the time of her appointment as President and CEO of Lucent on January 6, 2002 and has not been increased despite her subsequent appointment as Chairman and CEO on February 19, 2003 and her absorption of a significant portion of the duties held by the company’s former Chief Operating Officer. Ms. Russo is eligible for annual incentive awards at a target equal to 150% of her base salary if the targeted performance goals established for the relevant year are met. Based on Lucent’s 2004 results versus objectives, Ms. Russo received an annual incentive award of $2,950,000 in recognition of the company’s performance and her role in driving those outstanding results as discussed above.

Ms. Russo received an option to purchase 2,500,000 shares of company stock on December 1, 2003, at an exercise price of $3.21 a share, the fair market value (average of the high and low trading prices reported on the NYSE) of Lucent’s stock on that day. Like the option grants provided to other employees, her options will vest over four years and have a seven-year term. Based on fiscal 2004 results against objectives established at the beginning of the year, Ms. Russo has earned $2,400,000 against the second year of her $4,000,000 2003–2005 long-term target award opportunity and $2,400,000 against the first year of her $4,000,000 2004 to 2006 long-term target award opportunity.

These amounts have been awarded to Ms. Russo in the form of restricted stock units, which will vest 50% one year from the grant date and 50% two years from the grant date, as shown in the “Restricted Stock Awards” column of the Summary Compensation Table on page 42 and more fully described on page 45 under the caption “Three-Year Performance Award Program.” These grants were made because, as described above in the section “Long Term Incentives,” Ms. Russo voluntarily elected to receive payment in the form of restricted stock units rather than in the form of cash, for amounts earned for fiscal 2004 performance. Ms. Russo has also elected to receive payment in restricted stock units for amounts earned for fiscal 2005 performance, if any, for the fiscal 2004 to 2006 performance cycle.

The Committee and the full Board are proud of Lucent’s performance during 2004 and believe that the results achieved are due to the caliber and motivation of all employees and the focus provided by Lucent’s senior leaders. The company’s ability to grow and build market share in a highly competitive environment will continue to rely upon Lucent’s ability to attract and retain world-class talent. We believe, therefore, our compensation philosophy and programs have been and remain a key enabler to ensuring the company’s continued positive momentum.

Franklin A. Thomas (Chairman)
Daniel S. Goldin
Edward E. Hagenlocker
Carla A. Hills
John A. Young

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our CEO during fiscal 2004 and our four other most highly compensated executive officers at the end of 2004 (the “Named Executive Officers”) in combined salary and bonus earned in 2004, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2003 and 2002. The “Bonus” column, as described in detail below and required by SEC rules, combines where applicable the annual incentive award for fiscal 2004 and 2003 with the corresponding years of the 2004–2006 and 2003–2005 performance periods of the long-term incentive award program. As noted, these amounts are described more fully in the footnotes.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)		Other Annual Compen- sation (3)($)	Restricted Stock Award(s) (4)($)	Securities Underlying Options (#)	All Other Compen- sation (5)($)
Patricia F. Russo Chairman and Chief Executive Officer	2004	1,200,000	2,950,000	(a)	64,829	4,800,000	2,500,000	22,444
	2003	1,200,000	2,000,000	(a)	35,949	—	2,500,000	5,260
			1,245,333	(c)
			3,245,333	(d)
	2002	887,692	1,800,000		528,607	11,005,000	5,369,963	54,596

Frank A. D’Amelio Executive Vice President and Chief Financial Officer	2004	662,500	1,500,000	(a)	2,535	—	1,000,000	14,834
			2,700,000	(b)
			4,200,000	(d)
	2003	600,000	841,000	(a)	53,471	—	1,750,000	1,505,260
			622,667	(c)
			1,463,667	(d)
	2002	550,000	—		136,584	—	—	1,510,846

James K. Brewington President, Developing Markets (and President, Mobility Solutions, through March 2, 2004)	2004	550,000	960,000	(a)	—	—	650,000	41,527
			2,100,000	(b)
			3,060,000	(d)
	2003	550,000	560,000	(a)	22,312	—	2,383,441	755,260
			544,833	(c)
			1,104,833	(d)

Janet G. Davidson President, Integrated Network Solutions	2004	550,000	960,000	(a)	—	—	650,000	9,634
			2,100,000	(b)
			3,060,000	(d)
	2003	550,000	616,000	(a)	1,097	—	1,955,862	1,255,260
			544,833	(c)
			1,160,833	(d)

William T. O’Shea President, Bell Labs and Executive Vice President, Corporate Strategy and Business Development	2004	700,000	960,000	(a)	—	—	700,000	23,194
			1,902,000	(b)
			2,862,000	(d)
	2003	700,000	745,000	(a)	708	—	700,000	5,260
			493,463	(c)
			1,238,463	(d)
	2002	700,000	—		73,585	3,680,000	567,050	3,089,058

Items (a) through (d) in this summary compensation table are explained in footnote 2 on the following page.

(1)	Fiscal 2004 salary of Mr. D’Amelio reflects an increase that was awarded in 2004 to recognize his expanded role over certain administrative operations.

(2)

The bonus column for fiscal 2003 and 2004 is comprised of two components shown in separate rows, where applicable, for each Named Executive Officer. The first component is the annual incentive award payable in December of each respective year and is designated as (a). The second component is the portion of the three-year performance awards, covering the fiscal 2003 through fiscal 2005 and the fiscal 2004 through 2006 performance periods, that have been earned based on the company’s fiscal 2003 and 2004 results, respectively. The total award for the fiscal 2004 portion of the fiscal 2003 through 2005 and the fiscal 2004 through 2006 performance periods is designated as (b). The award for the fiscal 2003 portion of the fiscal 2003 through 2005 performance period is designated as (c). The total of all the bonus components awarded in each respective fiscal year is designated as (d).

The three-year performance award program is discussed in further detail in the Report on Executive Compensation, under the subheading “Components of Our Compensation Program — Long Term Incentives.” This award is reported in the Bonus column of the Summary Compensation Table as required by SEC rules, but is considered by the company and participants as a component of the company’s long-term incentive program, as disclosed in the company’s 2003, 2004, and current proxy statements. These portions of the three-year performance awards, as well as any portion that may be earned based on the company’s fiscal 2005 and 2006 results, will not be paid until the conclusion of each performance period (after September 30, 2005 for the fiscal 2003 through 2005 performance period, and after September 30, 2006 for the fiscal 2004 through 2006 performance period). This award is not included in determining benefits under any company programs or plans. The entire award is forfeited if the Named Executive Officer terminates employment on or before the end of each respective performance period, except in the case of retirement, death, or disability.

(3)

Includes (a) tax reimbursement payments and (b) certain fringe benefits. In fiscal 2004, Ms. Russo received car allowance payments totaling $16,800, personal use of the company plane of $16,919, a financial counseling allowance of $15,000 and tax reimbursement for certain fringe benefits in the amount of $13,956. Mr. D’Amelio received tax reimbursement for certain fringe benefits in the amount of $2,535.

(4)

As described in the section “Compensation of the Chairman and Chief Executive Officer” in the Report on Executive Compensation, Ms. Russo elected to receive the fiscal 2004 total earned value of $4,800,000 under her three-year long-term performance award target opportunity in restricted stock units. Based on the stock price of $3.49 on the grant date of October 15, 2004, 1,375,358 restricted stock units were awarded, vesting 50% in one year and 50% in two years.

In addition, as of September 30, 2004, the end of our most recent fiscal year, the following is the aggregate number of shares and market value, based on the closing price of Lucent common stock on the New York Stock Exchange on September 30, 2004, of all restricted stock units held by each Named Executive Officer on such date: 1,474,330 shares valued at $4,673,626 for Ms. Russo (not including the restricted stock units awarded to her on October 15, 2004); 70,882 shares valued at $224,696 for Mr. D’Amelio; 113,410 shares valued at $359,510 for Mr. Brewington; and 113,410 shares valued at $359,510 for Ms. Davidson.

(5)

The amounts shown for fiscal 2004 include company contributions of $9,634 to the savings plan for each Named Executive Officer provided under the same terms and conditions that apply to U.S. employees generally. For the Named Executive Officers who have a term life insurance policy, the premium payments made by the company, which have been imputed to their income without a tax reimbursement payment, are also reported in this column ($12,810 for Ms. Russo; $5,200 for Mr. D’Amelio; $31,893 for Mr. Brewington; and $13,560 for Mr. O’Shea). The amounts shown in this column also include cash retention payments that were approved in fiscal 2001.

The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2004 and/or related to 2004 performance under the Lucent Technologies Inc. 2003 Long-Term Incentive Plan.

Option Grants in Last Fiscal Year

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
Patricia F. Russo	2,500,000	4.86%	$3.21	11/30/2010	$4,577,500
Frank A. D’Amelio	1,000,000	1.95%	$3.21	11/30/2010	$1,831,000
James K. Brewington	650,000	1.26%	$3.21	11/30/2010	$1,190,150
Janet G. Davidson	650,000	1.26%	$3.21	11/30/2010	$1,190,150
William T. O’Shea	700,000	1.36%	$3.21	11/30/2010	$1,281,700

(1)

In accordance with SEC rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent’s common stock during the applicable period.

(2)

This option vests within 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3 years, volatility of 90.58%, annual dividend yield of 0% and an interest rate of 2.63%. These amounts are provided as estimates of future opportunity. The ultimate value each officer realizes will depend on a variety of factors, including Lucent’s stock price, their continued employment and the timing of their exercise of options.

The following table sets forth information regarding options held by the Named Executive Officers at September 30, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Patricia F. Russo	—	—	6,513,120/ 7,665,779	$1,093,750/ $3,281,250

Frank A. D’Amelio	—	—	3,058,459/ 2,438,414	$765,625/ $2,296,875

James K. Brewington	—	—	2,009,190/ 1,830,877	$1,730,064/ $1,816,919

Janet G. Davidson	—	—	1,306,989/ 1,659,845	$1,373,464/ $1,579,185

William T. O’Shea	—	—	6,202,396/ 1,225,000	$306,250/ $918,750

(1)	These values are calculated based upon the difference between the closing price of Lucent common stock on the New York Stock Exchange on September 30, 2004 and the exercise price of the options.

Three-Year Performance Award Program

This table illustrates the target cash awards under the three-year performance award program for the Named Executive Officers. These awards are earned over the three-year performance period based on the achievement of specific financial targets or other performance objectives, as established by the Leadership Development and Compensation Committee at the beginning of each fiscal year of the three-year award period. The amount of the award that may be earned can range from 0% to 200% of the total target award opportunity. Except as noted below for Ms. Russo, the total award earned (if any) is paid in cash, provided participants continue to be actively employed by the Company or meet certain other eligibility requirements. For the portion earned in 2004 for both three-year performance periods, and the portion that may potentially be earned in 2005 for the 2004 to 2006 performance period, Ms. Russo elected to receive restricted stock units; she received these restricted stock units for the 2004 portion in October 2004. These restricted stock units vest in the October immediately following the completion of the performance period. The amounts earned for 2003 and 2004 are reflected below and are included in the amounts set forth in the Bonus or Restricted Stock column of the Summary Compensation Table.

Name	Performance Period	Total Target Three-Year Award Opportunity	Portion Earned in 2003	Portion Earned in 2004	Total Earned to Date	Payable
Patricia F. Russo	2004–2006	$4,000,000	N/A	$2,400,000	$2,400,000	*
	2003–2005	$4,000,000	$1,245,333	$2,400,000	$3,645,333	*

Frank A. D’Amelio	2004–2006	$2,500,000	N/A	$1,500,000	$1,500,000	December 2006
	2003–2005	$2,000,000	$622,667	$1,200,000	$1,822,667	December 2005

James K. Brewington	2004–2006	$1,750,000	N/A	$1,050,000	$1,050,000	December 2006
	2003–2005	$1,750,000	$544,833	$1,050,000	$1,594,833	December 2005

Janet G. Davidson	2004–2006	$1,750,000	N/A	$1,050,000	$1,050,000	December 2006
	2003–2005	$1,750,000	$544,833	$1,050,000	$1,594,833	December 2005

William T. O’Shea	2004–2006	$1,585,000	N/A	$951,000	$951,000	December 2006
	2003–2005	$1,585,000	$493,463	$951,000	$1,444,463	December 2005

*	Ms. Russo elected to receive restricted stock units for these awards. These restricted stock units will vest in the October immediately following the completion of the respective three-year performance periods.

Pension Plans

We have a non-contributory pension plan, the Lucent Retirement Income Plan, which covers most management employees, including its executive officers. Two programs are available under this plan: the Service Based Program and the Account Balance Program.

The Service Based Program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s adjusted career average pay is equal to 1.4% of the sum of the individual’s (a) average annual pay for the five years ended December 31, 1998 (excluding the annual incentive award paid in December 1997) times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual incentive award paid in December 1997. Average annual pay used in the Service Based Program includes base salary and annual incentive awards.

The Account Balance Program generally covers management employees hired on or after January 1, 1999. Under this program, the company establishes an account for each participating employee and makes annual contributions to that account based on the employee’s age, salary and annual incentive award, in accordance with the following schedule:

Age	Contributions as a percent of salary and annual incentive award
less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year.

Federal laws place limitations on compensation amounts that may be included under the pension plan. In 2004, up to $205,000 in eligible base salary and annual incentive award could be included in the calculation under this plan. Pension benefits applicable to compensation amounts that are within federal limitations are funded by a pension trust that is separate from the general assets of the company. Pension benefits applicable to compensation that exceed federal limitations are paid under the company’s supplemental pension plan, which is described later in this section, and are funded from the company’s general assets.

The normal retirement age under this plan is 65, however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits under the Service Based Program. If an employee’s age (which must be at least 50) plus service, when added together, is equal to or greater than 75 years, the employee may retire with unreduced pension benefits. A reduction in pension benefits equal to 3% is made for each year age plus service is less than 75. Once vested, normally after five years of service, an employee participating in the Account Balance Program is entitled to those vested amounts when he or she leaves the company.

Compensation and benefit amounts that exceed the applicable federal limitations are paid under the company’s supplemental pension plan, the Lucent Supplemental Pension Plan. This plan is a noncontributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the Lucent Retirement Income Plan. The company pays all benefits under this plan from its general assets.

The supplemental pension plan also provides officers with minimum pensions. Eligible retired officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual incentive awards. This minimum pension will be offset by pensions under the management and supplemental pension plans. We have eliminated this minimum pension for persons hired, rehired, or promoted to an officer position after October 18, 2001.

The estimated total annual pension payable to Ms. Russo, Mr. D’Amelio, Mr. Brewington, Ms. Davidson, and Mr. O’Shea, if they continue in their current positions and retire at age 65, is $984,010; $649,511; $406,824; $485,496; and $640,274; respectively. These amounts assume these individuals select a straight life annuity, which provides no ongoing pension benefit to a surviving spouse following the death of the retired employee. Other optional forms of payment may be selected that do provide continuing survivor benefits and that subject the pension amount to a corresponding actuarial reduction. Ms. Russo is eligible for a special pension arrangement under the terms of her employment agreement. This is detailed below in the section entitled “Executive Agreements.”

Certain of our non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company’s creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

Executive Agreements

Ms. Patricia F. Russo. Upon her appointment as President & CEO in January 2002, we entered into an agreement with Ms. Russo that set forth our understanding with her on a number of subjects. The agreement provides that we will pay Ms. Russo a salary that will be no less than $1,200,000 per year. She is also eligible for annual incentive awards at a target equal to 150% of her base salary if the performance goals established for the relevant year are met. The annual incentive award, restricted stock units and stock options awarded to Ms. Russo for 2002 were pursuant to this agreement.

To address a forfeited pension opportunity from her prior employer, the agreement provides a minimum annual pension of $740,000, provided Ms. Russo remains employed with Lucent for five years. The difference, if any, between this amount and the pension amount Ms. Russo receives under the terms of the company’s standard pension plan is considered the “Incremental Pension.” If, at the time of Ms. Russo’s retirement, her annual pension benefit under Lucent’s standard pension plan exceeds $740,000, no Incremental Pension payments will be made.

The agreement also provide Ms. Russo with severance benefits that would be payable to her in the event Lucent terminates her employment for any reason other than for cause or if she chooses to leave the company for Good Reason. “Good Reason” means there has been a material diminution in her salary, target annual incentive award or job responsibilities, a change in reporting structure so that Ms. Russo no longer reports to the Board of Directors, the Board’s removal of Ms. Russo as Chairman and Chief Executive Officer, or a failure by the company to have a successor to all or substantially all its assets and liabilities assume the company’s obligations under the agreement. If any of these events occur, Ms. Russo will be entitled to the following, regardless of when the event occurs:

•

partial to full vesting of portions of the stock option and restricted stock unit awards Ms. Russo received at the time of her hiring, and such options will remain exercisable until the end of their originally scheduled terms;

•	eligibility for benefits under the Officer Severance Policy; and

•	a pro rata portion of the Incremental Pension.

To receive any of these severance benefits, Ms. Russo would have to sign a release and an agreement not to sue the company.

Other terms of Ms. Russo’s agreement have been previously disclosed.

Other Arrangements

We recognized at the beginning of fiscal 2001 that it would take significant commitment, dedication, and effort to work through a difficult time for Lucent with focus and speed. We knew that it was important to have the right leadership with the knowledge and capabilities required to execute our turnaround with a sense of urgency. To ensure that highly qualified key members of management would stay to see this work through despite considerable personal uncertainty, we developed (1) severance protection arrangements and (2) retention payments for selected officers.

As to severance protection, the executive officers who are eligible for the severance coverage are provided two years of base salary and target annual incentive awards if their employment is terminated by the company for reasons other than cause. During this two-year period, they will also continue to receive benefit coverage and equity vesting. Such coverage has been provided to Ms. Russo and to

Mr. D’Amelio, Mr. Brewington, Ms. Davidson, and Mr. O’Shea, among others. As to retention payments, please refer to footnote 5 of the Summary Compensation Table.

The Leadership Development and Compensation Committee amended the severance policy in October 2003 for new officers to reduce the coverage to one times salary and annual incentive awards. In April 2004, the committee adopted a policy that requires shareowner approval for any severance arrangement for an executive officer that exceeds 2.99 times salary and bonus. This April 2004 policy and other important documents regarding our corporate governance can be viewed on our website at www.lucent.com/investor/governance.html.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote your shares over the Internet or by telephone, or please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

Patricia F. Russo
Chairman and
Chief Executive Officer

January 3, 2005

EXHIBIT A

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LUCENT TECHNOLOGIES INC.

The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 1, 1996, as amended, is hereby amended by deleting Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

“Section 1: The Corporation shall be authorized to issue 10,250,000,000 shares of capital stock, of which 10,000,000,000 shares shall be shares of Common Stock, $.01 par value (“Common Stock”) and 250,000,000 shares shall be shares of Preferred Stock, $1.00 par value (“Preferred Stock”).

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [five (5), ten (10), fifteen (15) or twenty (20) shares] of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

EXHIBIT B

LUCENT TECHNOLOGIES

Executive Officer Severance Policy

OVERVIEW:  Lucent remains always mindful of the need to balance competitive practice with shareowner interests on any component of compensation. Recognizing that severance provides a safety net and an effective bridge that enables leaders to exit the corporation and secure other employment, Lucent believes that providing an appropriate level of severance is an important element in its ability to attract, motivate, and retain the talented leadership necessary to drive business success.

Since October 2003, the practice and program we have in effect sets severance payments equal to one year base salary plus the lesser of target or actual bonus funding in the year of employment termination. However, recognizing that on an ongoing basis there could be a need to address unique circumstances, effective April 20, 2004, the umbrella policy that governs our severance programs will require that Lucent obtain shareowner approval before entering into employment or severance agreements with senior executives that provide severance benefits that exceed 2.99 times base salary and bonus as defined and set forth below.

EFFECTIVE DATE:  April 20, 2004.

DESIGNATED PARTICIPANTS:  Section 16 officers.

COVERED AGREEMENTS:

—	Employment or severance agreements entered into with covered executives after the effective date of the Policy.
—	Employment or severance agreements entered into with covered executives before the effective date of the Policy that are modified, extended or renewed after the effective date of the Policy.

—	The Policy does not apply to employment or severance agreements entered into with individuals who are not covered executives, even if the individual later becomes a designated participant.

BASE SALARY AND BONUS DEFINED:  For purposes of the “2.99 times” limit on severance benefits:

—	Base salary is the annual rate of base salary in effect at termination.
—

Bonus is the lesser of (1) the target annual incentive amount for the year of termination or (2) the actual annual incentive funding amount, as a percentage of target, applicable to similarly situated active officers for the year of termination.

ITEMS INCLUDED AS SEVERANCE BENEFITS:  For purposes of the Policy, “severance benefits” generally include:

—	Cash severance benefits (including cash amounts payable for the uncompleted portion of an employment agreement).
—

The value of other special benefits or perquisites provided for periods after termination of employment (but excluding special benefits or perquisites provided under any program generally applicable to all employees).

—	The value of “gross-up” payments made in connection with severance benefits, including “gross-up” payments under Section Code 280G of the Internal Revenue Code.

—	The value of any special additional benefit or additional service period “credit” under Lucent’s retirement programs.
—	The value of any consulting arrangement that exceeds one year from employment following termination of employment.
—

The value of any special accelerated vesting of outstanding long term compensation awards under any long term incentive program determined consistent with Treasury regulations (subject to exceptions described below).

ITEMS EXCLUDED AS SEVERANCE BENEFITS:  For purposes of the Policy, “severance benefits” generally do not include:

—	Amounts earned or accrued for services prior to termination (such as pro rata bonus, unused vacation pay, etc.).
—	Retirement benefits earned or accrued under qualified and non-qualified retirement plans.
—	The value of any other benefits provided under programs generally applicable to other employees.
—	Portion of any sign-on awards “earned” during employment period, or the lapse of any restrictions associated with “make-whole” awards provided to address forfeitures from prior employers.

—	Any benefit or payment required by law.
—	Amounts paid for services following termination of employment for a reasonable consulting agreement for a period of one year or less.
—	Amounts paid for post-termination covenants (such as a covenant not to compete).
—	The value of accelerated vesting of long term compensation awards that were outstanding prior to the effective date of the Policy that is generally applicable to other employees.

ADMISSION TICKET Annual Meeting of Shareowners February 16, 2005, 9:00 a.m. E.S.T. DuPont Theatre Wilmington, Delaware 19801

DIRECTIONS:

1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7
    marked “Route 52, Delaware Avenue”. From right lane take
    Exit 7 onto Adams Street. At the third traffic light on Adams
    Street, turn right onto 11th Street. Follow 11th Street
    through five traffic lights. The DuPont Theatre is on the right in the Hotel duPont.

2) FROM THE NORTH: Follow I-95 South to Exit 7A marked
    “Route 52, South Delaware Avenue” (11th Street). Follow
    11th Street in the middle lane through five traffic lights.
    The DuPont Theatre is on the right in the Hotel duPont.

          This ticket, along with a form of personal identification, admits the named Shareowner(s) and one guest.
Cameras, tape recorders and other video recording equipment are not permitted in the DuPont Theatre.

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patricia F. Russo, Frank A. D’Amelio and William R. Carapezzi, Jr. (the “Proxy Committee”) or any of them as proxies and attorneys-in-fact, with full power of substitution, to vote all shares of common stock of Lucent Technologies Inc. the undersigned is entitled to vote at the 2005 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held in the DuPont Theatre at the Hotel duPont, Wilmington, Delaware 19801 at 9:00 a.m., E.S.T. on February 16, 2005, and at any adjournments or postponements. The matters to be voted on are set forth in the Notice of 2005 Annual Meeting and Proxy Statement. This proxy card also provides voting instructions for shares held in BuyDIRECTSM and shares held in the various employee stock purchase and benefit plans as described in the proxy statement. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendation of the Board of Directors. This proxy authorizes each of the Proxy Committee members to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment of the meeting.

(Continued and to be signed and dated on the reverse side.)

COMMENTS OR ADDRESS CHANGE:

(If you noted any comments or address changes above, please mark box on the reverse side.)

Your Internet or telephone vote authorizes the Proxy Committee to vote these shares in the same manner as if you completed this proxy card.

LUCENT TECHNOLOGIES INC. P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Have the proxy card ready when you access the simple instructions that appear on your computer screen.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone. Have this card ready when you call and follow the simple recorded instructions.

VOTE BY MAIL
Mark, sign, and date this proxy card and return it in the postage-paid envelope we have provided.

The Internet and Telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on February 15, 2005.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

TO HAVE YOUR SHARES VOTED, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	LUCENT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2 and “AGAINST” Proposals 3, 4, 5 and 6:
1.	Election of Directors The Board of Directors recommends a vote “FOR” the nominees listed below:		For All	Withhold All	Exceptions	To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee's number on the line below.

	(1) Robert E. Denham (2) Daniel S. Goldin (3) Edward E. Hagenlocker (4) Carla A. Hills (5) Karl J. Krapek	(6) Richard C. Levin (7) Patricia F. Russo (8) Henry B. Schacht (9) Franklin A. Thomas (10) Ronald A. Williams	O	O	O

			FOR	AGAINST	ABSTAIN		Shareowner Proposals	FOR	AGAINST	ABSTAIN
2.	Directors’ Proposal to approve a reverse stock split in one of four ratios		O	O	O	3.	Shareowner proposal regarding publication of political action contributions	O	O	O

						4.	Shareowner proposal regarding performance-based compensation awards	O	O	O

						5.	Shareowner proposal to amend Company’s audit services pre-approval policy	O	O	O

						6.	Shareowner proposal to require shareowner approval of future golden parachutes	O	O	O

Please sign below, exactly as name or names appear on this proxy.
When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

For comments/address changes, please check this box and write them on the back where indicated.					O			YES	NO
			YES	NO			I plan to attend the Annual Meeting.	O	O
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.			O	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date